Exhibit 23.4

[Wright and Company Letterhead]

Wright & Company, Inc. hereby consents to the incorporation by reference in the registration statement on Form S-4 of Targa Resources Corporation: 1) our report titled Evaluation of Oil and Gas Reserves, To the Interests of Atlas Resource Partners, L.P., In Certain Properties Located in Various States, Pursuant to the Requirements of the Securities and Exchange Commission, Effective January 1, 2014, Job 13.1554, dated February 20, 2014, included with the Annual Report on Form 10-K of Atlas Resource Partners, L.P., for the year ended December 31, 2013, filed with the Securities and Exchange Commission, 2) our report titled Evaluation of Oil and Gas Reserves, To the Interests of Atlas Energy, L.P., In Certain Properties Located in Arkansas and Oklahoma, Pursuant to the Requirements of the Securities and Exchange Commission, Effective January 1, 2014, Job 14.1587, dated February 20, 2014, included with the Annual Report on Form 10-K of Atlas Energy, L.P., for the year ended December 31, 2013, filed with the Securities and Exchange Commission, and 3) to all references to Wright & Company, Inc. as having prepared such analysis and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this registration statement.

Wright & Company Inc.

TX Reg. No, F-12302

By:	/s/ D. Randall Wright

D. Randall Wright, P.E.

President

November 19, 2014

Brentwood, Tennessee